Exhibit 10.2

INVESCO LTD. 2016 GLOBAL EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT – TIME VESTING WITH RETIREMENT PROVISIONS
Non-transferable

Invesco Ltd. (“Company”)

hereby awards to

[Participant Name]
(“Participant” or “you”)

[Number of Shares Granted]
Restricted Stock Units

as of [Grant Date] (“Grant Date”)

Subject to the conditions of (i) the Invesco Ltd. 2016 Global Equity Incentive Plan as in effect from time to time (the “Plan”), (ii) any Remuneration Policy of Invesco Ltd. or its Affiliates as in effect from time to time to the extent such policy is applicable to you (the “Remuneration Policy”), and (iii) this Award Agreement (including any applicable Addendum), the Company hereby grants to you the number of Restricted Stock Units set forth above, which shall become vested and non-forfeitable in four (4) equal installments on each anniversary of the Grant Date.

This Award shall be effective as of the Grant Date set forth above. By accepting this Award Agreement, you acknowledge that you have received a copy of the Plan’s prospectus, that you have read and understood the following Terms and Conditions, which are incorporated herein by reference, and that you agree to the following Terms and Conditions and the terms of the Plan, the Remuneration Policy and this Award Agreement. If you fail to accept this Award Agreement within sixty (60) days after the Grant Date set forth above, the Company may determine that this Award has been forfeited.

ACCEPTED AND AGREED TO by you as of the Grant Date set forth above.

Participant:

Signature

TERMS AND CONDITIONS – Restricted Stock Units – Time Vesting
1. Plan Controls; Restricted Stock Units. In consideration of this Award, you hereby promise to honor and to be bound by the Plan, the Remuneration Policy and this Award Agreement, including the following terms and conditions, which serve as the agreed basis for your Award. The terms contained in the Plan and the Remuneration Policy are incorporated into and made a part of this Award Agreement, and this Award Agreement shall be governed by and construed in accordance with the Plan, and, if applicable, the Remuneration Policy. The “Restricted Stock Units” (or “RSUs”) represent a contractual obligation of the Company to deliver the number of Shares specified on page 1 hereof pursuant to the terms of Section 10 of the Plan in compliance with applicable laws and the additional terms and restrictions hereunder. Unless the context otherwise requires, and solely for purposes of these Terms and Conditions, the term:
(a) “Company” means Invesco Ltd., its Affiliates and their respective successors and assigns, as applicable,
(b) "Employer" means the Company or Affiliate that employs you,
(c) “Qualified Retirement” means you are Retirement Eligible and (i) you have provided Retirement Notice as required in Section 6 hereof, and (ii) you have executed and not revoked the Vesting Agreement and Full and Final Release in the form provided by the Company (the “Retirement Vesting Agreement”).
(d) “Retirement Eligible” means, unless otherwise required by local law as determined by the Company, your attainment of the earlier of 60 or more years of age and five or more full years of continuous employment with the Company or its Affiliates, or 55 or more years of age and ten full years of continuous employment with the Company or its Affiliates.
Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Plan.
2. Restrictions. RSUs may not be sold, assigned, transferred, pledged or otherwise encumbered. Upon your Termination of Service for any reason other than as set forth in paragraphs (b) – (f) of Paragraph 3 hereof, you shall forfeit all of your right, title and interest in and to any unvested RSUs as of the date of your Termination of Service.
3. Vesting and Conversion to Shares. Except as may be prorated as described in 3(b) below, all of the RSUs shall vest and become nonforfeitable upon the earliest to occur of the following (each, a “Vesting Date”):
(a)    the dates specified on page 1 hereof, provided that you have not experienced a Termination of Service before such respective dates, or
(b)    in the event of your Termination of Service due to your Qualified Retirement,
(i) if you have held your Award for at least one year, each tranche shall vest on the earlier of its original Vesting Date and the one-year anniversary of your Termination of Service, or
(ii) if you have held your Award for less than one year, your Award will be prorated based on the number of full months that you have held your Award and your prorated RSUs shall vest on the next originally scheduled Vesting Date, or
(c)     in the event of your Termination of Service due to death or your Disability, your RSUs shall vest and become nonforfeitable as of the date of your death or Disability, even if you have met the qualifications for a Qualified Retirement, or
(d)    in the event of your involuntary Termination of Service, other than for Cause or unsatisfactory performance, as determined in the sole discretion of the Chief Human Resources Officer, and provided that you sign a severance agreement in the form stipulated by the Company or your Employer, within 60 days after your Termination of Service or such other time as the Company or your Employer may determine, and the severance agreement has become irrevocable, your RSUs shall vest and become nonforfeitable as of the date of your Termination of Service; provided, however, that if you are Retirement Eligible and this Section 3(d) otherwise applies to you, each tranche of your RSUs shall vest on the earlier of its original Vesting Date and the one-year anniversary of your Termination of Service (except as provided above in subsection (b)(ii) with respect to prorated Awards, which shall vest on the next originally scheduled Vesting Date), or
(e)    in the event of a Change in Control, your RSUs shall vest and become nonforfeitable immediately before the Change of Control if this Award is not assumed, converted or replaced in connection with the transaction that constitutes the Change in Control; provided, however, that if you are Retirement Eligible, each tranche of your RSUs shall settle on the earlier of its original Vesting Date and the one-year anniversary of your Termination of Service, with such settlement to be made in cash based on the value of a Share in connection with the transaction that constitutes the Change in Control (except as provided above in subsection (b) with respect to prorated Awards, which shall settle on the next scheduled Vesting Date), or
(f)    in the event of your Termination of Service during the 24-month period following a Change in Control either (i) by your Employer other than for Cause or unsatisfactory performance, or (ii) by you for Good Reason, your RSUs shall vest and become nonforfeitable as of your Termination of Service; provided, however, that if you are Retirement Eligible and this Section 3(f) otherwise applies to you, each tranche of your RSUs shall vest on the earlier of its original Vesting Date and the one-year anniversary of your Termination of Service (except as provided above in subsection (b) with respect to prorated Awards, which shall vest on the next scheduled Vesting Date).

Upon the expiration or termination of an applicable restriction set forth in this Section 3, unrestricted Shares will be delivered to you as soon thereafter as practicable.

3.1    Intentionally Omitted.

3.2    Conversion and Payment. Unless the RSUs are forfeited before the Vesting Date, the RSUs will be converted into an equal number of Shares and will be delivered as soon as practicable after the Vesting Date, but not later than sixty (60) days following the Vesting Date if you are subject to U.S. federal income tax. Notwithstanding anything in these Terms and Conditions or the Plan to the contrary, the Company may, in its sole discretion, settle the RSUs in the form of a cash payment to the extent settlement in Shares is prohibited under local law, rules and regulations, or would require the Company, the Employer and/or you to secure any legal or regulatory approvals, complete any legal or regulatory filings, or is administratively burdensome. In addition, the Company may require you to sell any Shares acquired under the Plan at such times as may be required to comply with any local legal or regulatory requirements (in which case, you hereby expressly authorize the Company to issue sales instructions on your behalf).
4. No Shareholder Rights; Payment in Lieu of Dividends. You shall have none of the rights of a shareholder of the Company with respect to the RSUs, provided, however, that if and when cash dividends are paid with respect to the Shares while the RSUs are outstanding, your Employer shall pay to you as additional compensation an amount in cash equal to the amount of such dividends with respect to the number of Shares then underlying the RSUs.
5. Employment Notice Period Requirement. During your employment with the Employer, you shall be required to give to the Employer ___ days’ advance written notice of your intent to terminate your employment relationship (the “Employment Notice Period”). Your employment with the Employer shall not terminate until the expiration of the Employment Notice Period, provided, however, the Employer shall have the right, in its sole discretion, to waive this notice requirement and terminate your employment prior to the end of the Employment Notice Period, unless prohibited by local law. You are prohibited from working in any capacity for yourself or any other business during the Employment Notice Period without the prior written consent of the Company. Additionally, notwithstanding anything in the foregoing to the contrary, at any time during your employment relationship, the Employer may immediately terminate the employment relationship for Cause. The date on which your employment terminates, regardless of the reason for the separation of employment, including all voluntary and involuntary reasons, shall be your “Termination of Service” for purposes of this Award Agreement.
6. Qualified Retirement Notice Requirement. If you satisfy the requirements for being Retirement Eligible and wish to retire from the Company pursuant to a Qualified Retirement, you must (a) give your Employer [NUMBER OF MONTHS] advance written notice of your intent to retire (the “Retirement Notice Period”) and (b) upon your Termination of Service, execute and not revoke the Retirement Vesting Agreement in the form provided by the Company. Notice of Qualified Retirement must be given via electronic mail to your immediate manager with a copy to Human Resources. Among other provisions, the Retirement Vesting Agreement will contain a release of all claims relating to your employment against your Employer and, for those with a Retirement Notice Period of greater than 6 months, a covenant to not compete with the Company for a period of one year after Termination of Service.
7. Employment Matters. You agree that this Award Agreement is entered into and is reasonably necessary to protect the Company’s investment in your advancement opportunity, training and development and to protect the goodwill and other legitimate business interests of the Company. You also agree that, in consideration of the Award, confidential information, trade secrets and training and development provided to you, you will abide by the restrictions set forth in this Paragraph 7, and you further agree and acknowledge that the restrictions set forth in this Section 7 are reasonably necessary to protect the confidential and trade secret information provided to you.
    7.1 Nondisclosure. You agree that, at all times during your employment with the Employer and thereafter, whether during or following the period when the RSUs are subject to vesting restrictions (the “Restriction Period”), you shall not directly or through others use for yourself or any other business or disclose to any person any Confidential Information (as defined below) without the prior written consent of the Company, except as necessary to perform your job duties for the Employer. However, if, and only if, applicable law requires a time limit to be placed on obligations concerning the post-employment use of Confidential Information in order for that obligation to be enforceable, as determined by the Company in its sole discretion, then this Agreement’s restriction on your use of Confidential Information that is not a trade secret will expire two (2) years following the date of your Termination of Service. This time limit will not apply to (a) Confidential Information that qualifies as a trade secret, or (b) information of third-parties provided to the Company or its Affiliates. The Company’s and its Affiliates’ trade secrets will remain protected for as long as they qualify as trade secrets under applicable law. Information provided to the Company or its Affiliates by third-parties will remain protected for as long as allowed under the laws and/or separate agreements that make it confidential. Nothing in the foregoing shall be construed to permit you to recreate records of Confidential Information from memory or retain copies of Confidential Information in any form after the date of your Termination of Service. All Confidential Information in your possession upon your termination of employment must be returned to the Company on or immediately after date of your Termination of Service.
“Confidential Information” means all non-public information (whether a trade secret or not and whether proprietary or not) relating to the Company’s or its Affiliates’ business and its and their customers that the Company and/or its Affiliates either treats as confidential or is of value to the Company or is important to the Company’s business and operations, including but not limited to the following specific items: trade secrets; actual or prospective customer lists; preferences and contract terms; marketing strategies; non-public sales information, including actual and prospective pricing; products in development and details surrounding such products; research and development; information systems and software; business plans and projections; non-public financial or cost data; compensation and personnel information of other Company and its Affiliates’ employees; and any other non-public business information regarding the Company and its Affiliates.

    7.2 Nonrecruitment; Nonsolicitation. Subject to the jurisdiction-specific modifications in Addendum 1 (incorporated herein by reference) applicable to you, if any, you agree that during your employment with your Employer and for six (6) months following the date of your Termination of Service (the “Covenant Period”), not to directly or through others, individually or in concert with any other person or entity (i) solicit or attempt to solicit any employee of the Company or any of its Affiliates with whom you had work-related contact or obtained Confidential Information about during the Look Back Period (a “Relevant Employee”) to leave the employ of the Company or the respective Affiliate or otherwise lessen that party’s affiliation with the Company or the respective Affiliate, or (ii) solicit or attempt to solicit any then-current, and to the extent permitted by applicable law any prospective, client or customer of the Company or any of its Affiliates with whom you had work-related contact or obtained Confidential Information about during the Look Back Period (a “Covered Customer”) for purposes of offering, providing or selling investment management products or services offered by the Company or any of its Affiliates as of the date of your Termination of Service that were offered, provided and/or sold by you on the Company’s behalf or for which you provided management services or operational support. “Look Back Period” means (a) the last two (2) years of your employment with the Employer or such shorter time as you were employed by the Employer, or if that time period is determined by a court of competent jurisdiction not to be enforceable, then (b) the last one (1) year of your employment with the Employer. “Solicit” and related terms such as “soliciting” or engaging in “solicitation” means to engage in contact, acts, or communication, whether directly engaged in by you in person or indirectly engaged in through the use or control of others, that cause or induce, attempt to cause or induce, or can be reasonably expected to cause or induce a party to engage in a particular action or conduct, regardless of who first initiates the contact or communication, or whether or not the communication at issue is in response to a request for information or not.
    7.3 Enforceability of Covenants. You acknowledge that the Company and its Affiliates have a current and future expectation of business from the current and proposed customers of the Company and its Affiliates. The parties agree that if any portion of the foregoing covenants in Section 7.2 is deemed to be unenforceable because any of the restrictions contained in this Award Agreement are deemed too broad (in scope, time, or geographic area), the court shall modify the covenant(s) in a manner that will enable the enforcement of the covenant(s) to the maximum extent possible under applicable law. If any section or subsection of this Agreement is construed to be invalid or unenforceable under applicable law, then all other portion(s) of the Agreement shall not be affected thereby and shall be given full force and effect without regard to the invalid or unenforceable portions.
You agree that any breach of the covenants in Section 7.2 may result in irreparable damage and injury to the Company and its Affiliates and that the Company and its Affiliates may be entitled to injunctive relief. Nothing herein shall be construed as a waiver of any right the Company or its Affiliates may have or hereafter acquire to pursue any other remedies available to it for such breach or threatened breach, including recovery of damages from you.
You also agree that the Company and its Affiliates shall be entitled to have you pay all costs and attorneys’ fees incurred by the Company and its Affiliates in enforcing the restrictive covenants in Sections 7.1 and 7.2 of this Agreement. However, if you reside in and are subject to the law of a state that would convert this recovery of attorneys’ fees provision to a reciprocal obligation or an obligation where the prevailing party would recover fees and costs, then such recovery of attorneys’ fees and costs provision shall not apply and each party will bear their own attorneys’ fees and costs.
    7.4    Geographic Limitation. The nonsolicitation restrictions in Section 7.2 are reasonably limited by geography to those locations where the Covered Customers and Covered Employees referred to are located and available for solicitation; but, if a court determines this is not sufficient for enforcement, then Section 7.2 shall be limited to the Territory. The “Territory” shall depend upon your position with the Employer: (i) if, during all or part of the Look Back Period, you are in a position where your responsibilities are not geographically limited to an assigned location or territory and you are provided with Confidential Information that is not geographically limited to an assigned location or territory (such as, by way of example but not limitation, corporate positions, such as management positions, marketing, product development, and operations employees), then “Territory” means the country in which you work; (ii) if you are assigned to a specific territory or region (or other geographic designation) during the Look Back Period, then “Territory” means that assigned specific territory or region; or (iii) in the event that (i) and (ii) do not apply, then the “Territory” is the state(s) or province(s) where you performed services in or on behalf of the Company or its Affiliates during the Look Back Period.
    7.5    Time Extension. The post-employment period of time during which you are prohibited from engaging in certain practices pursuant to Section 7.2 shall be extended by one day for each day of your failure either to comply with said provisions or to take prompt corrective action to make the Company or its Affiliates whole for any breach, up to a maximum extension equal to the original post-employment restricted period.
7.6    US employees see Addendum 2 for state-specific modifications to this Section 7.
8. Relationship to Other Agreements. Subject to the limitations set forth below, in the event of any actual or alleged conflict between the provisions of this Award Agreement and (i) any other agreement regarding your employment with the Employer (an “Employment Agreement”), or (ii) any prior agreement or certificate governing any award of a direct or indirect equity interest in the Company (the documents described in clauses (i) and (ii) hereof being collectively referred to as the “Other Agreements”), the provisions of this Award Agreement shall control and, to the extent of any conflict, be deemed to amend such Other Agreement. Notwithstanding the foregoing, in the event that the Nondisclosure Period or Covenant Period referred to in Section 7 of this Award Agreement differs from that provided in an Employment Agreement, the Nondisclosure Period or Covenant Period (as applicable) set forth in the Employment Agreement shall apply.

9. Employee Data Privacy. The Company is located at Midtown Union, 1331 Spring Street, N.W., Suite 2500, Atlanta, Georgia 30309, and grants RSUs under the Plan to employees of the Company and its Affiliates in its sole discretion. You should review the following information about the Company’s data processing practices.
a.Data Collection, Processing and Usage. Pursuant to applicable data protection laws, you are hereby notified that the Company collects, processes, and uses certain personally-identifiable information about you; specifically, including your name, home address, email address and telephone number, date of birth, social insurance / passport number or other identification number (e.g. resident registration number), salary, citizenship, job title, any Shares or directorships held in the Company, and details of all RSUs or any other equity compensation awards granted, canceled, exercised, vested, or outstanding in your favor, which the Company receives from your or the Employer (“Personal Information”). In granting the RSUs under the Plan, the Company collects your personal data for purposes of allocating Shares and implementing, administering and managing the Plan. The Company’s legal basis for collecting, processing and using your Personal Information will be the Company’s necessity to execute its contractual obligations under this Agreement and to comply with its legal obligations. Your refusal to provide Personal Information may affect your ability to participate in the Plan. As such, by participating in the Plan, you voluntarily acknowledge the collection, processing and use, of your Personal Information as described herein.

b.Stock Plan Service Provider. The Company transfers participant data to Fidelity Stock Plan Services, LLC (Fidelity Stock Plan Services, LLC or such other stock plan administrator selected by the Company from time to time, the “Stock Plan Service Provider”), an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different Stock Plan Service Provider and share your Personal Information with another company that serves in a similar manner. The Stock Plan Service Provider will open an account for you to receive and trade Shares acquired under the Plan. You will be asked to agree on separate terms and data processing practices with the Stock Plan Service Provider, which is a condition to your ability to participate in the Plan.

c.International Data Transfers. The Company and the Stock Plan Service Provider are based in the United States. The Company can only meet its contractual obligations to you if your Personal Information is transferred to the United States. The Company’s legal basis for the transfer of your Personal Information to the United States is to satisfy its contractual obligations under the terms of this Agreement and/or its use of the standard data protection clauses adopted by the EU Commission.

d.Data Retention. The Company will use your Personal Information only as long as is necessary to implement, administer and manage your participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and securities laws. When the Company no longer needs your Personal Information, the Company will remove it from its systems. If the Company keeps your Personal Information longer, it would be to satisfy legal or regulatory obligations and the Company’s legal basis would be for compliance with relevant laws or regulations.

e.Data Subjects Rights. You may have a number of rights under data privacy laws in your country of residence (and country of employment, if different). For example, your rights may include the right to (i) request access or copies of personal data the Company processes pursuant to this Agreement, (ii) request rectification of incorrect data, (iii) request deletion of data, (iv) request restrictions on processing, (v) lodge complaints with competent authorities in your country of residence (and country of employment, if different), and/or (vi) request a list with the names and addresses of any potential recipients of your Personal Information. To receive clarification regarding your rights, you should contact your local human resources department or the Company’s privacy team at Invesco Global Privacy Team, 1331 Spring Street, Atlanta, GA 30309 with a copy to: Invesco Corporate Legal, 1331 Spring Street, Atlanta, GA 30309.
10. Income Taxes and Social Insurance Contribution Withholding. Regardless of any action the Company or the Employer takes with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or the Employer (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including the grant of the RSUs, the vesting of the RSUs, the settlement of the RSUs, the subsequent sale of any Shares acquired pursuant to the RSUs and the receipt of any dividends and dividend equivalents; and (ii) does not commit to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items. Further, if you become subject to taxation in more than one country prior to or at the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one country.
If your country of residence (and/or the country of employment, if different) requires withholding of Tax-Related Items, the Company may withhold a portion of the Shares otherwise issuable upon vesting of the RSUs that have an aggregate Fair Market Value on the vesting date sufficient to pay the minimum Tax-Related Items required to be withheld with respect to the Shares. For purposes of the foregoing, no fractional Shares will be withheld or issued pursuant to the grant of the RSUs and the issuance of Shares hereunder. Alternatively (or in combination), the Company or the Employer may, in its discretion, withhold any amount necessary to pay the Tax-Related Items from your regular salary or other amounts payable to you, with no withholding of Shares, or may require you to submit payment equivalent to the minimum Tax-Related Items required to be withheld with respect to the Shares by means of certified check, cashier’s check or wire transfer. By accepting the RSUs, you expressly consent to the methods of withholding as provided hereunder. All other Tax-Related Items related to the RSUs and any Shares delivered in payment thereof shall be your sole responsibility.
To the extent the Company or the Employer pays any Tax-Related Items that are your responsibility (“Advanced Tax Payments”), the Company or the Employer shall be entitled to recover such Advanced Tax Payments from you in any and all manner that the Company determines appropriate in its sole discretion. For purposes of the foregoing, the manner of recovery of the Advanced Tax Payments shall include (but is not limited to) offsetting the Advanced Tax Payments against any and all amounts that may be otherwise owed to you by the Company or the Employer (including regular salary/wages, bonuses, incentive payments and Shares acquired by you pursuant to any equity compensation plan that are otherwise held by the Company for your benefit).
11. Code Section 409A. Notwithstanding the terms of this Award Agreement, if you are subject to U.S. federal income tax on any amounts payable hereunder and if any such amounts, including amounts payable pursuant to this Award Agreement, constitute nonqualified deferred compensation under Section 409A of the Code, those amounts shall be subject to the provisions of Section 13(b) of the Plan (as if the amounts were Awards under the Plan, to the extent applicable). Each payment under this Award Agreement shall be treated as a separate payment and the right to a series of installment payments under this Award Agreement is to be treated as a right to a series of separate payments.
12. Notice. Notices and communications under this Award Agreement must be in writing and either personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to Invesco Ltd., Manager, Executive Compensation, Midtown Union, 1331 Spring Street, N.W., Suite 2500, Atlanta, Georgia 30309, or to any other address designated by the Company in a written notice to you. Notices to you will be directed to your address then currently on file with the Company, or to any other address given by you in a written notice to the Company. You hereby agree to provide notice of this Agreement to any future employer of you.

13. Repatriation; Compliance with Laws. As a condition to the grant of these RSUs, you agree to repatriate all amounts attributable to the RSUs in accordance with local foreign exchange rules and regulations in your country of residence (and country of employment, if different). In addition, you also agree to take any and all actions, and consent to any and all actions taken by the Company, the Employer and the Company’s local Affiliates, as may be required to allow the Company, the Employer and the Company’s local Affiliates to comply with local laws, rules and regulations in your country of residence (and country of employment, if different). Finally, you agree to take any and all actions as may be required to comply with your personal legal and tax obligations under local laws, rules and regulations in your country of residence (and country of employment, if different).

14. Discretionary Nature of Plan; No Vested Rights. You acknowledge and agree that the Plan is discretionary in nature and limited in duration, and may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time as provided under the Plan. The grant of the RSUs under the Plan is a one-time benefit and does not create any contractual or other right to receive RSUs or other awards or benefits in lieu of RSUs in the future. Future awards, if any, will be at the sole discretion of the Committee, including, but not limited to, the form and timing of an award, the number of Shares subject to an award and the vesting provisions.

15. Termination Indemnities. The value of the RSUs is an extraordinary item of compensation outside the scope of your employment. As such, the RSUs are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments to which you may be otherwise entitled.

16. Use of English Language. You acknowledge and agree that it is your express intent that this Award Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted with respect to the RSUs be drawn up in English. If you have received this Award Agreement, the Plan or any other documents related to the RSUs translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version shall control.

17. Value of Benefit. The future value of the Shares subject to the RSUs is unknown and cannot be predicted with certainty. Neither the Company, the Employer nor any Affiliate shall be liable for any foreign exchange rate fluctuation, where applicable, between your local currency and the United States dollar that may affect the value of the RSUs or of any amounts due to you pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement.

18. Addenda to Award Agreement. Notwithstanding any provisions in this Award Agreement to the contrary, the RSUs shall be subject to any special terms and conditions for your country of residence (and country of employment, if different), as may be set forth in Addenda to this Award Agreement (“Addenda”). Further, if you transfer residency and/or employment to another country as may be reflected in any Addendum to this Award Agreement, the special terms and conditions for such country will apply to your RSUs to the extent the Company determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations or to facilitate the administration of the RSUs and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer). Any applicable Addendum shall constitute part of this Award Agreement.

19. Additional Requirements. The Company reserves the right to impose other requirements on the RSUs, any Shares acquired pursuant to the RSUs, and your participation in the Plan, to the extent the Company determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of the RSUs and the Plan. Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

20. Insider Trading / Market Abuse Laws. Your country of residence (and country of employment, if different) may have insider trading and/or market abuse laws that may affect your ability to acquire or sell Shares under the Plan during such times you are considered to have “inside information” (as defined under local law). These laws may be the same or different from any Company insider trading policy. You acknowledge that it is your responsibility to be informed of and compliant with such regulations, and you should consult with your personal advisors for additional information.

21. Electronic Delivery and Signature. The Committee may, in its sole discretion, decide to deliver any documents related to the RSUs by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. Further, to the extent applicable, all references to signatures and delivery of documents in this Award Agreement can be satisfied by procedures that the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents, including this Award Agreement. Your electronic signature is the same as, and shall have the same force and effect as, your manual signature. Any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.

2016 GEIP RSU Agreement with retirement provisions (February 2025)
Non-UCITs US

INVESCO LTD. 2016 GLOBAL EQUITY INCENTIVE PLAN

ADDENDUM 1 TO

RESTRICTED STOCK UNIT AGREEMENT WITH RETIREMENT PROVISIONS – TIME VESTING
Non-transferable

In addition to the terms of the Invesco Ltd. 2016 Global Equity Incentive Plan (the “Plan”) and the Restricted Stock Unit Agreement – Time Vesting with Retirement Provisions (the “Agreement”), the RSUs are subject to the following additional terms and conditions as set forth in this addendum (the “Addendum”). All defined terms as contained in this Addendum shall have the same meaning as set forth in the Plan and the Agreement. To the extent you relocate your residency and/or employment to another state or country, the additional terms and conditions as set forth in the addendum for such state or country (if any) also shall apply to the RSUs to the extent the Company determines, in its sole discretion, that the application of such addendum is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the RSUs and the Plan (or the Company may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer).

AUSTRALIA

1.    Breach of Law. Notwithstanding anything to the contrary in the Agreement or the Plan, you will not be entitled to, and shall not claim any benefit (including without limitation a legal right) under the Plan if the provision of such benefit would give rise to a breach of Part 2D.2 of the Corporations Act 2001 (Cth), any other provision of that Act, or any other applicable statute, rule or regulation which limits or restricts the giving of such benefits.

FRANCE

1.    Nature of the Award. The RSUs are not granted under the French specific regime provided by Articles L225-197-1 and seq. of the French Commercial Code.

2.    Use of English Language.  By accepting the RSUs, you acknowledge and agree that it is your express wish that the Agreement, this Addendum, as well as all other documents, notices and legal proceedings entered into, given or instituted pursuant to the RSUs, either directly or indirectly, be drawn up in English.

L'utilisation de la langue anglaise. En acceptant le RSUs, le participant reconnaît et accepte que ce est la volonté expresse du participant que l'Accord, le présent addenda, ainsi que tous les autres documents, avis et procédures judiciaires exécutés, donnés ou engagée conformément à la RSUs, soit directement ou indirectement, être rédigés en anglais.

BY SIGNING BELOW, YOU ACKNOWLEDGE, UNDERSTAND AND AGREE TO THE TERMS AND CONDITIONS OF THE PLAN, THE AGREEMENT AND THIS ADDENDUM.

Please sign and return this addendum via Invesco myConnect no later than sixty (60) days after the Grant Date set forth in the Agreement.

Participant Signature	Participant Name (Printed)

_____________________
Date

HONG KONG

1.    Settlement in Shares. Notwithstanding anything to the contrary in the Agreement, Addendum or the Plan, the RSUs shall be settled only in Shares (and may not be settled in cash).

2.    Lapse of Restrictions. If, for any reason, Shares are issued to you within six (6) months of the Grant Date, you may not sell or otherwise dispose of any such Shares prior to the six-month anniversary of the Grant Date.

3.    Nature of the Plan. The Company specifically intends that the Plan will not be treated as an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance (“ORSO”). To the extent any court, tribunal or legal/regulatory body in Hong Kong determines that the Plan constitutes an occupational retirement scheme for the purposes of ORSO, the grant of the RSU shall be null and void.

4.    Wages. The RSUs and Shares subject to the RSUs do not form part of your wages for the purposes of calculating any statutory or contractual payments under Hong Kong law.

5.    IMPORTANT NOTICE. WARNING: The contents of the Agreement, the Addendum, the Plan, and all other materials pertaining to the RSUs and/or the Plan have not been reviewed by any regulatory authority in Hong Kong. You are hereby advised to exercise caution in relation to the offer thereunder. If you have any doubts about any of the contents of the aforesaid materials, you should obtain independent professional advice.

INDIA

1.    Repatriation Requirements. As a condition of the grant of the RSUs, you agree to repatriate all sales proceeds and dividends attributable to Shares acquired under the Plan in accordance with local foreign exchange rules and regulations. Neither the Company, nor your Employer, nor any of its Affiliates shall be liable for any fines or penalties resulting from your failure to comply with applicable laws.

NETHERLANDS

    1.    Waiver of Termination Rights. You waive any and all rights to compensation or damages as a result of any termination of employment for any reason whatsoever, insofar as those rights result or may result from (a) the loss or diminution in value of such rights or entitlements under the Plan, or (b) you ceasing to have rights under, or ceasing to be entitled to any awards under the Plan as a result of such termination.

SINGAPORE

1.Securities Law Notification. The RSUs are being granted pursuant to the “Qualifying Person” exemption” under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. You should note that the RSUs are subject to section 257 of the SFA and you will not be able to make (i) any subsequent sale of the Shares in Singapore or (ii) any offer of such subsequent sale of the Shares underlying the RSUs in Singapore unless such sale or offer in is made more than six (6) months from the Grant Date or pursuant to the exemptions under Part XIII Division 1 Subdivision (4) (other than section 280) of the SFA.

2.Chief Executive Officer / Director Notification Requirement. If you are the chief executive officer (“CEO”) or a director, associate director or shadow director1 of a Singapore Affiliate, you must notify the Singapore Affiliate in writing of an interest (e.g., RSUs, Shares, etc.) in the Company or any Affiliate within two (2) business days of (i) acquiring or disposing of such interest, (ii) any change in a previously disclosed interest (e.g., sale of Shares), or (iii) becoming the CEO or a director, associate director or shadow director of the Singapore Affiliate.

SOUTH KOREA

1.    Consent to Collection/Processing/Transfer of Personal Data. Pursuant to applicable personal data protection laws, the Company hereby notifies you of the following in relation to your personal data and the collection, processing and transfer of such data in relation to the Company’s grant of RSUs and your participation in the Plan. The collection, processing and transfer of your personal data is necessary for the Company’s administration of the Plan and your participation in the Plan, and although you have the right to deny or object to the collection, processing and transfer of personal data, you denial and/or objection to the collection, processing and transfer of personal data may affect your participation in the Plan. As such, you voluntarily acknowledge and consent (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein.

The Company and your Employer hold certain personal information about you, including your name, home address and telephone number, date of birth, social security number (resident registration number) or other employee identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all RSUs, options or any other entitlement to Shares awarded, canceled, purchased, vested, unvested or outstanding in your favor, for the purpose of managing and administering the Plan (“Data”). The Data may be provided by you or collected, where lawful, from third parties, and the Company and your Employer will process the Data for the exclusive purpose of implementing, administering and managing your participation in the Plan. The Data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations in your country of residence (and country of employment, if different). Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought. Data will be accessible within the Company’s organization only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for RSUs participation in the Plan.

The Company and your Employer will transfer Data internally as necessary for the purpose of implementation, administration and management of your participation in the Plan, and the Company and your Employer may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. The third party recipients of Data may be Affiliates of the Company and / or a third party service provider or any successor or any other third party that the Company or third party service provider (or its successor) may engage to assist with the implementation, administration and management of the Plan from time to time. These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States. You hereby authorize (where required under applicable law) them to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf to a broker or other third party with whom you may elect to deposit any Shares acquired pursuant to the Plan.

The Company, your Employer and any third party recipient of the Data will use, process and store the Data only to the extent they are necessary for the purposes described above.

You may, at any time, exercise your rights provided under applicable personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of the Data, (b) verify the content, origin and accuracy of the Data, (c) request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of the Data, (d) to oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Plan and your participation in the Plan, and (e) withdraw your consent to the collection, processing or transfer of Data as provided hereunder (in which
1 A shadow director is an individual who is not on the board of directors of the Singapore Affiliate but who has sufficient control so that the board of directors of the Singapore Affiliate acts in accordance with the directions or instructions of the individual.

case, the RSUs will be null and void). You may seek to exercise these rights by contacting your local Human Resources manager or the Company’s third party administrator.

BY ELECTRONICALLY ACCEPTING THIS AGREEMENT AND ADDENDUM:

1)I AGREE TO THE COLLECTION, USE, PROCESSING AND TRANSFER OF THE DATA AS DESCRIBED ABOVE.
2)I AGREE TO THE PROCESSING OF MY UNIQUE IDENTIFYING INFORMATION (RESIDENT REGISTRATION NUMBER) AS DESCRIBED ABOVE.

BY SIGNING BELOW, YOU ACKNOWLEDGE, UNDERSTAND AND AGREE TO THE TERMS AND CONDITIONS OF THE PLAN, THE AGREEMENT AND THIS ADDENDUM.

Please sign and return this addendum via Invesco myConnect no later than sixty (60) days after the Grant Date set forth in the Agreement.

Participant Signature	Participant Name (Printed)

Date

SPAIN

1.Acknowledgement of Discretionary Nature of the Plan; No Vested Rights. By accepting the RSUs, you consent to participation in the Plan and acknowledge receipt of a copy of the Plan.

You understand that the Company has unilaterally, gratuitously and in its sole discretion granted the RSUs under the Plan to individuals who may be employees of the Company or its Affiliates throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any of its Affiliates on an ongoing basis. Consequently, you understand that the RSUs are granted on the assumption and condition that the RSUs and the Shares acquired upon settlement of the RSUs shall not become a part of any employment contract (either with the Company or any of its Affiliates) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, you understand that this grant would not be made to you but for the assumptions and conditions referenced above; thus, you acknowledge and freely accept that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason the RSUs shall be null and void.

You understand and agree that, as a condition of the RSUs, unless otherwise provided in the Agreement, any unvested RSUs as of the date you cease active employment will be forfeited without entitlement to the underlying Shares or to any amount of indemnification in the event of Termination of Service. You acknowledge that you have read and specifically accept the conditions referred to in the Agreement regarding the impact of a Termination of Service on the RSUs.

2. Termination for Cause. Notwithstanding anything to the contrary in the Plan or the Agreement, “Cause” shall be defined as set forth in the Plan, regardless of whether the termination is considered a fair termination (i.e., “despido procedente”) under Spanish legislation.

BY SIGNING BELOW, YOU ACKNOWLEDGE, UNDERSTAND AND AGREE TO THE TERMS AND CONDITIONS OF THE PLAN, THE AGREEMENT AND THIS ADDENDUM.

Please sign and return this addendum via Invesco myConnect no later than sixty (60) days after the Grant Date set forth in the Agreement.

Participant Signature	Participant Name (Printed)

Date

SWITZERLAND

1.Securities Law Notification. The grant of the RSUs and the issuance of any Shares is not intended to be a public offering in Switzerland. Neither this document nor any other materials relating to the RSUs constitute a prospectus as such term is understood pursuant to article 652a of the Swiss Code of Obligations, and neither this document nor any other materials relating to the RSUs may be publicly distributed nor otherwise made publicly available in Switzerland.

ADDENDUM 2 TO

RESTRICTED STOCK UNIT AGREEMENT WITH RETIREMENT PROVISIONS – TIME VESTING
Non-transferable

The following Section 7.6 is added to this Agreement for all employees residing in the United States of America at the time this Agreement is signed or as of the date of your Termination of Service: This Agreement shall be interpreted under the law of the state in which you last worked for the Company. Nothing in this Agreement shall prohibit you from (i) providing truthful testimony in an administrative, legislative, or judicial proceeding when you have been required or requested to attend the proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature, (ii) discussing or disclosing sexual harassment or other sexual assault, (iii) initiating communications with, reporting to, responding to an inquiry from, or providing testimony before any self-regulatory organization or any local, state or federal regulatory or law enforcement authority (including, but not limited to, the Department of Justice, Equal Employment Opportunity Commission, and the Securities and Exchange Commission), or (iv) seeking, receiving, or retaining any incentive or monetary award you may be entitled to receive relating to any federal whistleblower action under the Dodd-Frank Wall Street Reform and Consumer Protection Act. If you are not a supervisor or member of the Employer’s management, then nothing in this Agreement shall be construed to prohibit you from engaging in conduct that is protected concerted conduct under Section 7 of the National Labor Relations Act (NLRA) (such as the right of employees to self-organization, to form, join, or assist labor organizations, to strike, picket, or otherwise engage in other concerted activities for their mutual aid or protection), which includes using information acquired through lawful means regarding the wages, benefits, or other terms and conditions of employment of individuals employed by the Company or its Affiliates for any purpose protected under the NLRA, unless the information is entrusted to you in confidence as part of your job duties (such as, without limitation, benefits or payroll administration duties).  Additionally, the following shall apply to modify provisions of this Agreement, where applicable, based upon controlling law, as expressly described below:
Alabama
If Alabama law applies to this Agreement, then the following applies to you: (a) the Covered Employee nonsolicitation restrictions in Section 7.2(i) are limited in scope to the solicitation and hiring of Covered Employees who hold Sensitive Positions. An employee is in a “Sensitive Position” if they are uniquely essential to the management, organization, or service of the business of the Company or its Affiliates; and (b) the definition “Covered Customer” shall be limited to those customers with active (not former or prospective) business relationships with the Company or its affiliates.

Arizona
If Arizona law applies to this Agreement, then the following applies to you: The definition of “Covered Customer” shall not include a potential or prospective customer or client of the Company or its Affiliates.

California
Irrespective of where this Agreement is signed by you or where you work for the Company, the post-employment Covered Employee nonsolicitation restrictions in Section 7.2(i) and the post-employment Covered Customer nonsolicitation restrictions in Section 7.2(ii) will not be applicable to you in the event you become a resident of or primarily work in California. Additionally, if California law applies to this Agreement, then the following applies to you: Nothing in the Agreement shall be construed to prohibit you from disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

Colorado
If Colorado law applies to this Agreement, then the following applies to you: (a) you acknowledge that you received notice of the covenants similar to covenants not to compete in this Agreement and their terms in a separate document before you accepted the Employer’s offer of employment, or, if you are a current employee at the time you enter into this Agreement, at least fourteen (14) days before the effective date of any additional compensation or change in the terms of conditions of your employment that provides consideration for the covenants similar to covenants not to compete in this Agreement; (b) nothing in this Agreement will require you to adjudicate outside of Colorado the enforceability of a covenant similar to a covenant not to compete or require that another state’s law other than Colorado law govern the enforceability of a covenant similar to a covenant not to compete that applies to you; (c) you understand that Covered Customers are limited to those with respect to which you are provided trade secrets in the course of your employment with the Employer. Accordingly, the Covered Customer nonsolicitation restrictions in Section 7.2(ii) are each reasonable and necessary for the protection of the Company’s and its

Affiliates’ trade secrets; (d) the Covered Customer nonsolicitation obligations will not be applicable to you after the date of your Termination of Service unless your earnings (or expected earnings if employed less than a calendar year) are an amount of “annualized Cash Compensation” equivalent to or greater than sixty percent of the “Threshold Amount” for highly compensated workers as these quoted terms are defined under Col. Rev. Stat. § 8-2-113 (the “Colorado Act”). The Threshold Amount is $123,750 as of January 1, 2024, and will be adjusted annually thereafter by the Colorado Division of Labor Standards; (e) nothing in this Agreement prohibits you from disclosing information about workplace health and safety practices or hazards or requires you to abide by a workplace policy that would limit or prevent such disclosures; (f) the Confidential Information restrictions in this Agreement do not prohibit disclosure of information that arises from the worker’s general training, knowledge, skill, or experience, whether gained on the job or otherwise, information that is readily ascertainable to the public, or information that a worker otherwise has a right to disclose as legally protected conduct; and (g) nothing in this Agreement prohibits an employee or prospective employee from disclosing or discussing, either orally or in writing, any alleged discriminatory or unfair employment practice.

Georgia
If Georgia law applies to this Agreement, then the following applies to you: (a) Section 7.5 regarding extension of post-employment restrictions shall not apply; (b) the definition of “Territory” shall be modified to mean “the territory where you were working as of the date of your Termination of Service” and allows you to reasonably determine the maximum reasonable scope of the restraint as of the date of your Termination of Service; and (c) the definition of “Confidential Information” shall not include data or information (A) which has been voluntarily disclosed to the public by the Company or its Affiliates, except where such public disclosure has been made by you without authorization, (B) which has been independently developed and disclosed by others, or (C) which has otherwise entered the public domain through lawful means.

Idaho
If Idaho law applies to this Agreement, then the following applies to you: You stipulate that you are a “key” employee within the meaning of Idaho Code § 44-2701, et seq.

Illinois
If you reside in Illinois at the time you enter into this Agreement, as additional mutually agreed upon consideration for the Covered Employee and Covered Customer nonsolicitation restrictions in Sections 7.2(i) and 7.2(ii), respectively, you are receiving the Award. You stipulate that this is adequate consideration to make the nonsolicitation restrictions in this Agreement immediately binding upon you.
If Illinois law applies to this Agreement, then the following applies to you: (a) you acknowledges that you received a copy of this Agreement at least 14 days before you were required to sign it and were advised to consult with an attorney about this Agreement and have been given an opportunity to do so; and (b) the Covered Employee and Covered Customer nonsolicitation restrictions shall not apply to you after the date of your Termination of Service if you are paid $45,000.00/year or less (or as otherwise adjusted by law).

Indiana
If Indiana law applies to this Agreement, then the following applies to you: The Covered Employee nonsolicitation restrictions in Section 7.2(i) shall be modified to limit the restriction to the solicitation of employees who meet the definition of Covered Employee and who have access to or possess any Confidential Information that would give a competitor an unfair advantage.

Louisiana
If you are a Louisiana resident, or do not reside in but provided services to the Employer in Louisiana during the Look Back Period, or if Louisiana law otherwise applies to this Agreement, then the following applies to you: (a) the “Territory” shall specifically include the following Louisiana parishes as long as the Company or its Affiliates continues to carry on business therein: Acadia, Allen, Ascension, Assumption, Avoyelles, Beauregard, Bienville, Bossier, Caddo, Calcasieu, Caldwell, Cameron, Catahoula, Claiborne, Concordia, De Soto, East Baton Rouge, East Carroll, East Feliciana, Evangeline, Franklin, Grant, Iberia, Iberville, Jackson, Jefferson, Jefferson Davis, Lafayette, Lafourche, La Salle, General, Livingston, Madison, Morehouse, Natchitoches, Orleans, Ouachita, Plaquemines, Pointe Coupee, Rapides, Red River, Richland, Sabine, St. Bernard, St. Charles, St. Helena, St. James, St. John the Baptist, St. Landry, St. Martin, St. Mary, St. Tammany, Tangipahoa, Tensas, Terrebonne, Union, Vermilion, Vernon, Washington, Webster, West Baton Rouge, West Carroll, West Feliciana, and Winn. The “Territory” shall also specifically include the following Texas counties: Cass, Dallas, Marion, Harris, Harrison, Panola, Shelby, Sabine, Newton, Orange, Travis, and Jefferson. The “Territory” shall also specifically include the following Arkansas counties: Miller,

Lafayette, Columbia, Union, Ashley and Chicot. The “Territory” shall also specifically include the following Mississippi Counties: Issaquena, Warren, Clairborne, Jefferson, Adams, Wilkinson, Amite, Pike, Walthall, Marion, Pearl River and Hancock. If counties (or their equivalents) in the Territory that are located outside of those listed must also be specified by name, you acknowledge that the names at issue are those listed by the U.S. Census Bureau for the remainder of the United States found at https://en.wikipedia.org/wiki/List_of_counties_by_U.S._state (summarizing data from www.census.gov and incorporated herein by reference) and same are all incorporated herein by reference; and (b) the Covered Customer nonsolicitation restrictions in Section 7.2(ii) are limited to the parishes and counties identified in this paragraph.

Missouri
If Missouri law applies to this Agreement, then the following applies to you: The Covered Employee nonsolicitation restrictions in Section 7.2(i) will be modified to exclude any employee who performs only secretarial or clerical services.

Nebraska
If Nebraska law applies to this Agreement, then the following applies to you: The Covered Customer nonsolicitation restrictions in Section 7.2(ii) shall be revised to state that you will not solicit, sell to, divert, serve, accept or receive competing business from any Covered Customers that you personally, alone or in combination with others, handled, serviced, or solicited during the Look Back Period.

Nevada
If Nevada law applies to this Agreement, then the following applies to you: The Covered Customer nonsolicitation restrictions in Section 7.2(ii) do not preclude you from providing services to any Covered Customer that (1) you did not solicit and (2) voluntarily chose to leave the Company or its Affiliates and seek services from you, as long as you are otherwise complying with the limitations in this Agreement as to time and scope of activity to be restrained.

New Hampshire
If New Hampshire law applies to this Agreement, then the following applies to you: The definition of “Covered Customer” shall not include a potential or prospective customer or client of the Company or its Affiliates.
New York
If New York law applies to this Agreement, then the following applies to you: The definition of “Covered Customer” is modified so the term excludes those customers and clients who became a customer or client of the Company or its Affiliates as a result of your independent contact and business development efforts with the customer or client prior to and independent from your employment with the Employer.
North Carolina
If North Carolina law applies to this Agreement, then the following applies to you: The Look Back Period shall be calculated looking back two (2) years from the date of enforcement and not from the date of your Termination of Service.
North Dakota
If North Dakota law applies to this Agreement, then the following applies to you: The Covered Customer nonsolicitation restrictions in Section 7.2(ii) shall be limited to situations where you are aided in your conduct by the use or disclosure of the Company’s or its Affiliates’ trade secrets (as defined by applicable law).
Oklahoma
If Oklahoma law applies to this Agreement, then the following applies to you: The Covered Customer nonsolicitation restrictions in Section 7.2(ii) only shall preclude the direct solicitation of Covered Customers on behalf of a competitor.

Tennessee

If Tennessee law applies to this Agreement, then the following applies to you: The definition of “Covered Customer” shall not include a potential or prospective customer or client of the Company or its Affiliates.
Virginia

If Virginia law applies to the Agreement, then the following applies to you: If your weekly earnings calculated as provided for under Code of Virginia §40.1-28.7:8 (the “Virginia Act”), are less than the average weekly wage of the Commonwealth as determined pursuant to subsection B of §65.2-500 or you otherwise qualify as a “low-wage employee” under the Virginia Act, then nothing in Section 7.2(ii) shall restrict you from providing a service to a Covered Customer if you do not initiate contact with the Covered Customer.
Washington
If Washington law applies to this Agreement or you are a Washington-based employee, then the following applies to you: (a) the Covered Employee nonsolicitation restrictions in Section 7.2(i) are modified to only prohibit solicitation of a Covered Employee to leave employment with the Company or its Affiliates; (b) the Covered Customer nonsolicitation restrictions in Section 7.2(ii) are modified to only prohibit solicitation of Covered Customers to cease or reduce the extent to which they are doing business with the Company or its Affiliates, in accordance with the definition of an enforceable “nonsolicitation agreement” under the Washington Noncompete Act (Chapter 49.62 RCW); and (c) nothing in this Agreement prohibits you from disclosing or discussing conduct you reasonably believe to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or that is recognized as against a clear mandate of public policy, or the existence of a settlement involving any such event or conduct.

Wisconsin
If Wisconsin law applies to this Agreement, then the following applies to you: (a) Section 7.5 regarding extension of post-employment restrictions shall not apply; and (b) the Covered Employee nonsolicitation restrictions in Section 7.2(i) will be limited to the solicitation of Covered Employees who are in a Sensitive Position. An employee in a “Sensitive Position” refers to an employee of the Company or its Affiliates who is in a management, supervisory, sales, research and development, or similar role where the employee is provided with Confidential Information or is involved in business dealings with the Company’s or its Affiliates’ clients or customers.